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                              FALLBROOK NATIONAL BANK
                               1993 STOCK OPTION PLAN
                               Adopted April 21, 1993

1.   PURPOSE.

     The purpose of the Fallbrook National Bank 1993 Stock Option Plan (the "plan") is to strengthen Fallbrook National Bank (the "Bank") and those banks and corporations which hereafter become Subsidiaries by providing additional means of attracting and retaining competent managerial personnel and by providing to participating directors, officers and key employees added incentive for high levels of performance and for unusual efforts to increase the earnings of the Bank and any Subsidiaries. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such directors, officers and key employees may purchase shares of the Common Stock of the Bank pursuant to Stock Options granted in accordance with this Plan.

     Stock Options granted pursuant to this Plan are intended to by Incentive Stock Options or Non-Statutory Stock Options, as shall be determined and designated by the Stock Option Committee upon the grant of each Stock Option hereunder.

2.   DEFINITIONS.

     For the purpose of this Plan, the following terms shall have the following meanings:

     (a) "COMMON STOCK." This term shall mean shares of the Bank's commons stock, par value $1.25 per share, subject to adjustment pursuant to Paragraph 15 (Adjustment Upon Changes in Capitalization) hereunder.

     (b) "BANK" This term shall mean Fallbrook National Bank, a national banking association.

     (c) "ELIGIBLE PARTICIPANTS". This term shall mean: (i) all officers (whether or not they are also directors) of the Bank or any Subsidiaries; (ii) all directors of the Bank; and (iii) all key employees (as such persons may be determined by the Stock Option Committee from time to time) of the Bank or any Subsidiary; provided that such officers and key employees have a customary work week of at least 35 hours in the employ of the Bank or a Subsidiary, unless options are granted to them in their capacity as directors who shall have no minimum required customary work week.

     (d) "FAIR MARKET VALUE". This term shall mean the fair market value of the Common Stock as determined in accordance with any reasonable valuation method selected by the Stock Option Committee, including the valuation methods described in Treasury Regulations Section 20.2031-2.

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     (e)  "INCENTIVE STOCK OPTION".  This term shall mean a Stock Option which is an "incentive stock option" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

     (f) "NON-STATUTORY STOCK OPTION". This term shall mean a Stock Option which is not an Incentive Stock Option.

     (g) "OPTION SHARES". This term shall mean Common Stock covered by and subject to any outstanding unexercised Stock Option granted pursuant to this Plan.

     (h) "OPTIONEE". This term shall mean any Eligible Participant to whom a Stock Option has been granted pursuant to this Plan, provided that at least part of the Stock Option is outstanding and unexercised.

     (i) "PLAN". This term shall mean the Fallbrook National Bank 1993 Stock Option plan as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

     (j) "STOCK OPTION". This term shall mean the right to purchase Common Stock under this Plan in a specified number of shares, a price and upon the terms and conditions determined by the Stock Option Committee.

     (k) "STOCK OPTION COMMITTEE". The Board of Directors of the Bank may select and designate a stock Option committee consisting of three or more persons, at least three of whom are directors of the Bank, having full authority to act on matters related to this Plan. Regardless of whether a Stock Option Committee is selected, the Board of Directors of the Bank may act as the Stock Option Committee and any action taken by said Board as such, shall be deemed to be action taken by the Stock Option Committee. All references in the Plan to the "Stock Option Committee" shall be deemed to refer to the Board of Directors of the Bank acting as a stock option committee and to duly appointed Stock Option Committee, if there be one. In the event of any conflict between action taken by the Board acting as a stock Option Committee, the action taken by the Board shall be controlling and the action taken by the duly appointed Stock Option Committee shall be disregarded.

     (l) "SUBSIDIARY". This term shall mean each "subsidiary corporation" (treating the Bank as the employer corporation) as defined in Section 425 (f) of the Internal Revenue Code of 1986, as amended.

3.   ADMINISTRATION

     (a) STOCK OPTION COMMITTEE This Plan shall be administered by the Stock Option Committee. The Board of Directors of the Bank shall have the right, in its sole and absolute discretion, to remove or replace any person from or on the Stock Option Committee at any time for any reason whatsoever.


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     (b)  ADMINISTRATION OF THE PLAN  Any action of the Stock Option Committee with respect to the administration of the Plan shall be taken pursuant to the majority vote, or pursuant to the unanimous written consent, of its members. Any such action taken by the Stock Option Committee in the administration of this Plan shall be valid and binding, so long as the same is not inconsistent with the terms and conditions of this Plan. Subject to compliance with the terms, conditions and restrictions set forth in this Plan, the Stock Option Committee shall have the exclusive right, in its sole and absolute discretion, to establish the terms and conditions of all Stock Options granted under the Plan, including, without meaning any limitation, the power to: (i) establish the number of Stock Options, if any, to be granted hereunder, in the aggregate and with regard to each Eligible Participant; (ii) determine the time or times when such Stock Options, or parts thereof, may be exercised; (iii) determined and designate which Stock Options and which shall be Non-Statutory Stock Options; (iv) determined the Eligible Participants, if any, to whom Stock Options are granted; (v) determined the duration and purposes, if any, of leaves of absence which may be permitted to holders of unexercised, unexpired Stock Options without such constituting a termination of employment under the Plan; and (vi) prescribe and amend the terms, provisions and form of each instrument and agreement setting forth the terms and conditions of every Stock Option granted hereunder.

     (c) DECISIONS AND DETERMINATIONS Subject too the express provisions of the plan, the Stock Option Committee shall have the authority to construe and interpret this Plan, to define the terms used herein, to prescribed, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations necessary to advisable for administration of the Plan. Determinations of the Stock Option Committee on matters referred to in this Section 3 shall be final and conclusive so long as the same are not inconsistent with the terms of this Plan.

4.   SHARES SUBJECT TO THE PLAN

     Subject to adjustments as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of all Stock Options granted under this Plan is limited to 665,000 shares (adjusted for the stock split approved in 1993), in the aggregate. It any Stock Option shall be canceled, surrendered or expire for any reason without having been exercised in full, the unpurchased Option Shares represented thereby shall again be available for grants of Stock Options under this Plan.

5.   ELIGIBLE

     Only Eligible Participants shall be eligible to receive grants of Stock Options under this Plan.


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6.   GRANTS OF STOCK OPTIONS

     (a) GRANT. Subject to the express provisions of the Plan, the Stock Option Committee, in its sole and absolute discretion, may grant Stock options for such number of option shares, at the price(s) and time(s), on the terms and conditions and to such Eligible Participants as it deems advisable and specified in the respective grants.

     Subject to the limitations and restrictions set forth in the Plan, and Eligible Participant who has been granted a Stock Option may, if otherwise eligible, be granted additional Stock Options whether the Stock Option is an Incentive Stock Option or a Non-Statutory Stock Option.

     (b) DATE OF GRANT AND RIGHTS OF OPTIONEE. The determination of the Stock Option Committee to grant a Stock Option shall not in any way constitute or be deemed to constitute an obligation of the Bank, or a right of the Eligible Participant who is the proposed subject of the grant, and shall not constitute or be deemed to constitute the grant of a Stock Option hereunder unless and until both the Bank and the Eligible Participant have executed and delivered to the other a Stock Option agreement in the form then required by the Stock Option Committee as evidencing the grant of the Stock Option, together with such other instrument or instruments as may be required by the Stock Option Committee pursuant to this Plan; provided, however, that the Stock Option Committee may fix the date of grant as any date on or after the date of its final determination to grant the Stock Option (or if no such date is fixed, then the date of grant shall be the date on which the determination was finally made by the Stock Option Committee to grant the Stock Option), and such date shall be set forth in the Stock Option agreement. The date of grant as so determined shall be deemed the date of grant of the Stock Option for purposes of this Plan. Any grant may be rescinded by action of the Stock Option Committee prior to the time the Stock Option Agreement evidencing such option has been duly executed by the Optionee and Bank.

     (c) SHAREHOLDER-EMPLOYEES A Stock Option granted hereunder to an Eligible Participant who is also an employee of the Bank or any Subsidiary, who owns directly or indirectly, at the date of the grant of the Stock Option, more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Bank or a Subsidiary (if permitted in accordance with the provisions of Section 5 herein) shall not qualify as an Incentive Stock Option unless (i) the purchase price of the Option Shares subject to said Stock Option is at least 110% of the Fair Market Value of the Option Shares, determined as of the date said Stock Option is granted, and (ii) the Stock Option by its terms is not exercisable after five (5) years from the date that it is granted. The attribution rules of Section 425(d) of the Internal Revenue Code of 1986, as amended, shall apply in the determination of indirect ownership of stock.

     (d) MAXIMUM VALUE OF STOCK OPTIONS. The maximum aggregate Fair Market Value of Option Shares (determined as of the respective Stock Option grant dates) for which an Eligible Participant may be granted Incentive Stock Options in any calendar year after 1986 shall not exceed $100,000.


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     (e)  SUBSTITUTED STOCK OPTIONS.  If outstanding shares of common stock of another bank or corporation are changed into or exchanged solely for Common Stock in a transaction to which Section 425(a) of the Internal Revenue Code of 1986, as amended, applies, then, subject to the approval of the Board of Directors of the Bank, Stock Options under the Plan may be substituted ("Substituted Options") in exchange for valid, unexercised and unexpired stock options of such other bank or corporation. Substituted Options shall qualify as Incentive Stock Options under the Plan, provided that (and to the extent) the stock options exchanged for the Substituted Options were "incentive stock options" within the meaning of the Section 422A of the Internal Revenue Code of 1986, as amended.

     (f) NON-STATUTORY STOCK OPTIONS. Stock Options and Substituted Options granted by the Stock Option Committee shall be deemed Non-Statutory Stock Options under this Plan if they (I) are designated at the time of grant as Incentive Stock Options but do not so qualify under the provisions of Section 422A of the Code or any regulations or rulings issued by the Internal Revenue Service for any reason: (ii) are not in accordance with the provisions of
Section 6(c), or are in excess of the fair market value limitations set forth in
Section 6(d); or (iii) are designated at the time of grant as Non-Statutory Stock Options. Non-Statutory Stock Options granted or substituted hereunder shall be so designated in the Stock Option agreement entered into between the Bank and the Optionee.

7    STOCK OPTION EXERCISE PRICE

     (a)  MINIMUM PRICE.   The exercise price of  any Option Shares shall be
determined by the Stock Option Committee, in its sole and absolute discretion upon the grant of a Stock Option. Except as provided elsewhere herein, said exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock represented by the Option Shares on the date of grant of the related Stock Options.

     (b)  SUBSTITUTED OPTIONS   The exercise price of the Option Shares subject
to each Substituted Option may be fixed at a price less than one hundred percent
(1005) of the Fair Market Value of the Common Stock at the time such Substituted Option is granted is exercise price has been computed to be less than the exercise price set forth in the stock option of the other bank or corporation for which it was exchanged, with appropriate adjustment to reflect the exchange ration of the shares of stock of the other bank or corporation for which it was exchanged, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other bank or corporation into the shares of Common Stock.

8.   EXERCISE OF STOCK OPTIONS

     (a) EXERCISE. Except as otherwise provided elsewhere herein, each Stock Option shall be exercisable in such increments, which need not be equal, and upon such contingencies as the Stock Option Committee shall determine at the time of grant of the Stock option.; provided, however, that if an Optionee shall not in any given period


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exercise any part of a Stock Option which has become exercisable during that period, the Optionee's right to exercise such part of the Stock Option shall continue until expiration of the Stock Option or any part thereof as may be provided in the related Stock Option agreement. No Stock Option or part thereof shall be exercisable except with respect to whole shares of Common Stock, and fractional share interest shall be disregarded except that they may be accumulated.

     (b) NOTICE AND PAYMENT. Stock Options granted hereunder shall be exercised b written notice delivered to the Bank specifying the number of Option Shares with respect to which the Stock Option is being exercised, together with concurrent payment in full of the exercise price as hereinafter provided. If the Stock Option is being exercised by any person or persons other that the Optionee, said notice shall be accompanied by proof, satisfactory tot he counsel for the Bank, of the right of such person or persons to exercise the Stock Option. The Bank's receipt of a notice of exercise without concurrent receipt of the full amount of the exercise price shall not be deemed an exercise of a Stock Option by an Optionee, and the Bank shall have no obligation to an Optionee for any Option Shares unless and until full payment of the exercise price is received by the Bank and all of the terms and provisions of the Plan and the related Stock Option agreement have been fully complied with.

     (c) PAYMENT OF EXERCISE PRICE. The exercise price of any Option Shares purchased upon the proper exercise of a Stock Option shall be paid in full at the time of each exercise of a Stock Option in cash, or bank, cashier's or certified check which has an aggregate Fair Market Value equal to the full amount of the exercise price of the Stock Option, or part thereof, then being exercised, Payment by an Optionee as provided herein shall be made in full concurrently with the Optionee's notification tot he Bank of his intention to exercise all or part of a Stock Option.

     (d) MINIMUM EXERCISE. Not less than ten (10) Option Shares may be purchased at any one time upon exercise of a Stock Option unless the number of shares purchased is the total number which remains to be purchased is the total number which remains to be purchased under the Stock Option.

     (e) COMPLIANCE WITH LAW. No shares of Common Stock of Common Stock shall be issued upon exercise of any Stock Option, and an Optionee shall have no right or claim to such shares, unless and until (a) payment in full as provided hereinabove has been received by the bank; (b) in the opinion of the counsel for the Bank, all applicable requirements of law and of regulatory bodies having jurisdiction over such issuance and delivery have been fully complied with; and
(c) if required by federal or state law or regulation, the Optionee shall have paid to the Bank the amount, if any required to be withhold on the amount deemed to be compensation of the Optionee as a result of the exercise of his or her Stock Option, or made other arrangements satisfactory to the Bank, in its sole discretion, to satisfy applicable income tax withholding requirements.

     (f) REORGANIZATION. Notwithstanding any provision in any stock Option agreement pertaining to the time of exercise of a Stock Option, or part thereof, upon


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adoption by the requisite holders of the outstanding shares of Common Stock of any plan or dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank to another bank or corporation which would, upon consummation, result in termination of a Stock Option in accordance with Section 16 hereof, all Stock Options previously granted shall become immediately exercisable as to all unexercised option shares for such period of time as may be determined by the Stock Option Committee, but in any event not less than the shorter of 30 days or the remaining time until consummation of such terminating event, on the condition that the terminating event, described in Section 16 hereof is consummated. If such terminating event is not consummated, Stock Options granted pursuant to the Plan shall be exercisable in accordance with their respective terms.

9.   NON-TRANSFERABILITY OF  STOCK OPTIONS

     Each Stock Option shall, by its terms, be nontransferable by the Optionee other than by will or the laws of decent and distribution, and shall be exercisable during the Optionee's lifetime only the Optionee.

10.  CONTINUATION OF AFFILIATION

     Nothing contained in this Plan (or in any Stock Option agreement) shall obligate the Bank or any Subsidiary to employ or continue to employ any Optionee or any Eligible Participant for any period of time or interfere in any way with the right of the Bank or Subsidiary to reduce or increase the Optionee's Eligible Participant's compensation.

11.  CESSATION OF AFFILIATION

     Except as provided in Section 12 hereof, if, for any reason other than disability or death, an Optionee ceases to e an Eligible Participant with the Bank or a Subsidiary, the Stock Options granted to such Optionee (unless designated as "Director Option") shall expire on the expiration dates specified for said stock Options at the time of their grant, or thirty (30) days after the Optionee ceases to be so affiliated, whichever is earlier. During such period after cessation of affiliation, such Stock Options (other than "Director Options") shall be exercisable as of the date on which such Optionee ceased to be an Eligible Participant with the Bank or the Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire automatically on such date.

12.  TERMINATION FOR CAUSE

     If the Stock Option agreement so provides and if an Optionee's employment by or affiliation with the Bank or a Subsidiary is terminated for cause, the Stock Options granted to such Optionee shall automatically expire and terminate in their entirely immediately upon such termination; provided, however, that the Stock Option Committee may, in its sole discretion, within thirty (30) days of such termination reinstate such Stock Options by giving written notice of such reinstatement to the Optionee. In the event of such reinstatement, the Optionee may exercise the Stock Options only to such extent, for


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such time, and upon such terms and conditions as if the Optionee had ceased to be employed by or affiliated with the Bank or a Subsidiary upon that date of such termination for a reason other than cause, disability or death.
Termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith and, if the Optionee serves pursuant to a written employment agreement, and "cause" or similar ground for termination set forth in such employment agreement. In any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive. Termination for cause shall include:

          a. A material breach by Optionee of any of the terms or provisions of any employment agreement with the Bank;

          b. Optionee is convicted of illegal activity by a court of competent jurisdiction or pleads guilty to or nolo contendere to, illegal activity, which activity materially adversely affects Bank's reputation in the community or which evidences the lack of Optionee's fitness or ability to perform Optionee's duty and determined by the Board of Directors in good faith; or

          c. Optionee has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Optionee as distinguished from termination of coverage as to Bank as a whole; or

          d. Optionee materially fails to perform or habitually neglects Optionee's duties or commits a material act of malfeasance or misfeasance in connection therewith; or

          e. Actions are commenced by the Comptroller of the Currency, or any other regulatory agency having jurisdiction, to remove, dismiss or suspend Executive from office, or notice of intent thereof is served upon Executive, or a case and desist order under 12. U.S.C. 1818(b) or any similar statute is issued against Executive or Bank which calls for his suspension or removal from office; or

          f    The Comptroller of the Currency or other supervisory or
regulatory authority having jurisdiction takes possession of the property and business of Bank pursuant to Section 191 ET. SEQ. of Title 12 of the United States Code or a successor statute or regulation.

13.  DEATH OF OPTIONEE

     If an Optionee dies while employed by or affiliated with the Bank or a Subsidiary, or during the thirty-day period referred to in Section 11 hereof, the Stock Options (unless designated as Director Options) granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date of such death, whichever is earlier. After such death, but before expiration of the Stock Option (whether or not pursuant to this paragraph), subject to the terms and


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provisions of the plan and the related Stock Option agreements, the person or persons to whom such Optionee's rights under the Stock Options shall have passed by will or by the applicable laws of decent and ________________ or the executor or administrator of the Optionee's estate, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as the date on which the Optionee died.

14.  DISABILITY OF OPTIONEE

     If an Optionee is disabled while employed by or affiliated with the Bank or a Subsidiary or during the thirty days referred to in Section 11 hereof, the Stock Options (Unless designated as Director Options) granted to such Optionee shall expire on the expiration dates specified for said Stock Options at the time of their grant, or one (1) year after the date such disability occurred, whichever is earlier. After such disability occurs, but before expiration of the Stock Option (whether or not pursuant to this paragraph), the Optionee or the guardian or conservator of the Optionee's estate, as duly appointed by a court of competent jurisdiction, shall have the right to exercise such Stock Options to the extent that increments, if any, had become exercisable as of the date on which the Optionee became disabled or ceased to be employed by or affiliated with the Bank or a Subsidiary as a result of the disability. An Optionee shall be deemed to be "disabled" when and if it shall appear to the Stock Option Committee, upon written certification delivered to the Bank of a qualified licensed physician, that the Optionee has become permanently and totally unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in the Optionee's death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

15.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     If the outstanding shares of Common Stock of the Bank are increased, decreased or changed into or exchanged for a different number or kind of shares or securities of the Bank, through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Bank, an appropriate and proportional adjustment shall be made in the number and kind of shares as to which Stock Options may be granted. A corresponding adjustment changing the number or kind of Option Shares and the exercise prices per share allocated to unexercised Stock Options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Such adjustments shall be made without change in the total price applicable to the unexercised portion of the Stock Option, but with a corresponding adjustment in the price for each Option Share subject to the Stock Option. Adjustments under this Section shall be made by the Stock Option Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of such adjustments, and fractional share interest shall be disregarded, except that they may be accumulated.


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16.  TERMINATING EVENTS

     Upon consummation of a plan of dissolution or liquidation of the Bank, or upon consummation of a plan of reorganization, merger or consolidation of the Bank with one or more banks or corporations, as a result of which the Bank is not the surviving entity, or upon the sale of all or substantially all the assets of the Bank to another bank or corporation, the Plan shall automatically terminate and all Stock Options theretofore granted shall be terminated, unless provision is made in connection with such transaction for assumption of Stock Options theretofore for assumption of Stock Options theretofore granted, or substitution for such Stock Options with new stock options covering stock of a successor employer or bank or corporation, or a parent or subsidiary corporation thereof, solely at the discretion of such successor bank or corporation, or parent or subsidiary corporation, with appropriate adjustment as to number and kind of shares and prices.

17.  AMENDMENT AND TERMINATION

     The Board of Directors of the Bank may at any time and from time to time suspend, amend or terminate the Plan and may, with the consent of an Optionee, make such modifications of the terms advisable; provided that, except as permitted under the provisions of Section 15 hereof, no amendment or modification may be adopted with the Banking having first obtained the approval of the holders of a majority of the Bank's outstanding shares of Common Stock present, or represented, and entitles to vote at a duly held meeting of shareholders of the Bank if the amendment or modification would:

          (a) materially increase the number of securities which may be issued under the Plan;

          (b) materially modify the requirements as to eligibility for participation in the Plan;

          (c) increase or decrease the exercise price of any Stock Option granted under the Plan;

          (d)  increase the maximum term of Stock Options provided for herein;

          (e) permit Stock Options to be granted to any person who is not an Eligible Participant; or

          (f) Change any provision of the Plan which would affect the qualification as an Incentive Stock Option under the internal revenue laws then applicable of any Stock Option granted as an Incentive Stock Option under the plan.


     No Stock Option may be granted during any suspension of the Plan or after termination of the Plan. Amendment, suspension or termination of the plan shall not


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

(except as otherwise provided in Section 15 hereof), without the consent of the Optionee, alter or impair any rights or obligations under any Stock Option theretofore granted.

18.  RIGHTS OF ELIGIBLE PARTICIPANTS AND OPTIONEES

     No eligible Participant, Optionee or other person shall have any claim or right to be granted a Stock Option under this Plan, and neither this Plan nor any action taken hereunder shall be deemed to give or be construed as giving any Eligible Participant, Optionee or other person any right to be retained in the employ of the Bank or any Subsidiary. Without limiting the generally of the foregoing, no person shall have any rights as a result of his or her classification as an Eligible Participant or Optionee, such classifications being made solely to describe, define and limit those persons who are eligible for consideration for privileges under the Plan.

19.  PRIVILEGES OF STOCK OWNERSHIP; REGULATORY LAW COMPLIANCE; NOTICE OF SALE

     No Optionee shall be entitled to the privileges of stock ownership as to any Option Shares not actually issued and delivered. No Option Shares may be purchased upon the exercise of a Stock Option unless and until all then applicable requirements of all regulatory agencies having jurisdiction and all applicable requirements of the securities exchanges upon which securities of the Bank are listed (if any) shall have been fully complied with. The Optionee shall, not more than five (5) days after each sale or other disposition of shares of Common Stock acquired pursuant to the exercise of Stock Options, give the Bank notice in writing of such sale or other disposition.

20.  EFFECTIVE DATE OF THE PLAN

     The Plan shall be deemed adopted as of the adoption date set forth on the first page hereof, and shall be effective immediately, subject to approval of the Plan by the holders of at least a majority of the Bank's outstanding shares of Common Stock.

21   TERMINATION

     Unless previously terminated as aforesaid, the Plan shall terminate ten
(10) years from the earliest date of (I) adoption of the Plan by the Board of Directors of the Bank, or (ii) approval of the Plan by holders of at least a majority of the outstanding shares of Common Stock. No Stock options shall be granted under the plan thereafter, but such termination shall not affect any Stock Option theretofore granted.

22.  OPTION AGREEMENT

     Each Stock Option granted under the plan shall be evidenced by a written Stock Option agreement executed by the Bank and the Optionee, and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable by the Stock Option Committee and are not inconsistent with this Plan.


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

23.  STOCK OPTION PERIOD

     Each Stock Option and all rights and obligations thereunder shall expire on such date at the Stock Option Committee may determined, but not later than ten
(10) years from the date such Stock Option is granted, and shall be subject to earlier termination as provided elsewhere in this plan. Any Stock Option which is initially granted for a term of less than ten (10) years may be modified to extend its expiration date to a date which is not more than ten (10) years from the date of grant, by action of the Stock Option Committee.

24.  EXCULPATION AND INDEMNIFICATION OF STOCK OPTION COMMITTEE

     In addition to such other rights of indemnification which they may have as directors of the Bank or as members of the Stock Option Committee, the present former and future members of the Stock Option Committee, and each of them, shall, to the extent permitted by law, e indemnified by the Bank for and against all costs, judgment penalties and reasonable expenses, including reasonable attorneys' fees, actually and appropriately incurred by them in connection with all actions, suits and proceedings and in connection with appeals thereof, to which they or any of them may be a party by reason of any act or omission of any member of the Stock Option Committee under or in connection with the Plan or any Stock Option granted thereunder; provided, however, that a member of the Stock Option Committee shall not be entitled to any indemnification whatsoever pursuant to this Section for or as a result of any act or omission of such member which was not taken in good faith and which constituted willful misconduct or gross negligence by such member; provided further, that any amounts paid by any member of the Stock Option Committee in settlement of an action, suit or proceeding for which indemnification by be sought pursuant to this Section shall be first approved in writing by independent legal counsel selected by the Bank; and, provided further, that within thirty (30) days after institution of an action, suit or proceeding against any member with respect to which such member is entitled to indemnification hereunder, such member shall, in writing, offer the Bank opportunity at its own expense to handle (including settle) and induct the defense thereof. The provisions of this Section shall apply to the estate, executor and administrator of each member of the Stock Option Committee.

25.  LIMITATION OF OBLIGATIONS OF THE BANK

     All obligations of the Bank arising under or as a result of this Plan or Stock Options granted hereunder shall constitute the general unsecured obligations of the Bank, and not of the Board of Directors of the Bank, any member thereof, the Stock Option Committee, any member thereof, any officer of the Bank, or any other person or any Subsidiary, and none of the foregoing, except the Bank, shall be liable for any debt, obligation, cost or expense hereunder.


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26.  LIMITATION OF RIGHTS

     The Stock Option Committee, in its sole and absolute discretion, is entitled to determine who, if anyone, is an Eligible Participant under this Plan, and which, if any, Eligible Participant shall receive any grant of a Stock Option. No oral or written agreement by any person on behalf of the Bank relating to this Plan or any Stock Option granted hereunder is authorized, and such may not bind the Bank or the Stock Option Committee to grant a Stock Option to any person.

27.  SEVERABILITY

     If any provision of this Plan as applied to any person or to any circumstance shall be adjudged by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision hereof, the application of any such provision in any other circumstances, or the validity or enforceability hereof.

28.  CONSTRUCTION

     Where the context or construction requires, all words applied in the plural herein shall be deemed to have been used in the singular and vice versa, and the masculine gender shall include the feminine and the neuter and vice versa.

29.  HEADINGS

     The heading of the several paragraphs herein are inserted solely for convenience of reference and are not intended to form a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

30.  SUCCESSORS

     This Plan shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Bank and Optionees.

31.  GOVERNMENT LAW

     To the extent not governed by the law of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of California.

32.  CONFLICT

     In the event of any conflict between the terms and provision of this Plan, and any other document, agreement or instrument, including without meaning any limitation, any Stock Option agreement, the terms and provisions of this Plan shall control.


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33.  PROVISIONAL GRANT OR MODIFICATION

     Notwithstanding any other limitations contained in the Plan, Stock Options may be granted or modified in accordance with the provision of any amendment adopted by the Board of Directors; provided, however, that Stock Option so granted or modified may not be exercised except to the extent it complies with the terms of the Plan as in effect prior to the date of such amendment or until such amendment is approved by the holders of a majority of the outstanding shares of Common Stock of the Bank.


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